SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 8, 2003 Date of Report (Date of Earliest Event Reported)

ONYX SOFTWARE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-25361 (Commission File No.)	91-1629814 (IRS Employer Identification No.)
3180–139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091 (Address of Principal Executive Offices) (Zip Code)
(425) 451-8060 (Registrant’s Telephone Number, Including Area Code)
None (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

On January 9, 2003, Onyx Software Corporation announced that it had restructured its lease with Bellevue Hines Development, L.L.C. (“Hines”) to reduce its excess facilities obligations in Hines’ One Twelfth @ Twelfth project in Bellevue, Washington. Specifically, Onyx and Hines entered into a Third Amendment to Lease (the “Third Amendment”) that amends their Office Lease dated June 6, 2000 (the “Original Lease”). Pursuant to the Third Amendment, approximately 60,000 square feet have been withdrawn from the Original Lease and the remainder of the lease, for approximately 200,000 square feet, will terminate on April 30, 2004 (the “Effective Date”), subject to certain conditions described below. Onyx signed a new lease (the “Essential Premises Lease”) covering the 60,000 square feet of space withdrawn from the Original Lease and plans to relocate its corporate headquarters to this space in late January 2003.

Onyx is required to pay Base Rent and Operating Costs (as defined in the Original Lease) for the space subject to the Original Lease through August 31, 2003, which will average approximately $655,000 per month. From September 1, 2003 until the Original Lease is terminated on the Effective Date, Onyx must pay a fixed amount of $353,113 per month for the space subject to the Original Lease. The sum of these payments is approximately $8.1 million.

Termination of the Original Lease and certain provisions of the Third Amendment are contingent upon the following conditions, among others, being met as of the Effective Date: (i) Onyx has issued Hines the warrants described below and vacated all space in the One Twelfth @ Twelfth project (other than the Essential Premises); (ii) Onyx is current in its payments under the Original Lease; and (iii) Onyx has not filed a bankruptcy or other liquidation petition, or otherwise attempted to reject or contest the Original Lease. If any of the conditions precedent is not met by the Effective Date, the Original Lease will not terminate and Onyx will be required to continue making payments on the excess facilities subject to the Original Lease at the unreduced rate. If this took place, Onyx’s business, financial condition and operating results would be materially adversely affected.

In consideration for the restructuring, Onyx agreed to issue three five-year warrants to Hines for the purchase of up to an aggregate of 795,000 shares of Onyx common stock, including a warrant to purchase 265,000 shares of common stock at an exercise price of $2.595 per share, a warrant to purchase 265,000 shares of common stock at an exercise price of $3.0275 per share and a warrant to purchase 265,000 shares of common stock at an exercise price of $3.46 per share. If Onyx either undergoes a change of control or issues securities with rights and preferences superior to Onyx’s common stock within two years after the warrants are issued, Hines will have the option of canceling any unexercised warrants and receiving a cash cancellation payment of $4.60 per share in the case of the $2.595 warrants, $4.00 per share in the case of the $3.0275 warrants and $3.476 per share in the case of the $3.46 warrants. Onyx has agreed to enter into a Registration Rights Agreement with Hines, pursuant to which Onyx must prepare and file with the SEC, no later than sixty days after the execution of the Registration Rights Agreement, a registration statement covering the resale of the shares of Onyx common stock subject to purchase by Hines under the warrants.

Onyx previously issued a Letter of Credit to Hines in the amount of approximately $6,600,000 to guarantee its payment obligations to Hines. The Letter of Credit is secured by Onyx’s cash deposits. The Letter of Credit will secure Onyx’s obligations under the Original Lease and the lease for the Essential Premises. The parties have agreed to effect eight monthly reductions in the amount of the Letter of Credit of $506,859 each if (i) the conditions precedent described above are satisfied by the Effective Date and (ii) Onyx has timely made all of the payments due under the Original Lease and the Essential Premises Lease. In no event will the Letter of Credit be reduced to an amount less than $2,500,000. Onyx’s rights to reduce the amount of the Letter of Credit will be forfeited if, at any time before May 1, 2004, it makes any late payment under the Original Lease or the Essential Premises Lease, or if there is any default or material misrepresentation by Onyx in any of the warrants or the Registration Rights Agreement.

The Third Amendment, the Essential Premises Lease, the form of Registration Rights Agreement and the forms of Warrants to be issued to Hines are attached as exhibits to this report and are incorporated into this report by reference. This summary of the provisions of the agreements is not complete and you should refer to the exhibits for copies of the actual agreements.

Item 7.    Financial Statements, Pro Forma Information and Exhibits

(c)	Exhibits

10.1	Office Building Lease dated December 20, 2002 by and between Onyx Software Corporation and Bellevue Hines Development, L.L.C.

10.2	Third Amendment to Lease dated December 20, 2002 by and between Onyx Software Corporation and Bellevue Hines Development, L.L.C.

10.3	Form of Registration Rights Agreement to be entered into by Onyx Software Corporation and Bellevue Hines Development, L.L.C.

10.4	Form of Warrant LT-1 to be issued to Bellevue Hines Development, L.L.C.

10.5	Form of Warrant LT-2 to be issued to Bellevue Hines Development, L.L.C.

10.6	Form of Warrant LT-3 to be issued to Bellevue Hines Development, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX SOFTWARE CORPORATION

Dated: January 10, 2003	By:	/S/ BRIAN C. HENRY
Brian C. Henry Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Office Building Lease dated December 20, 2002 by and between Onyx Software Corporation and Bellevue Hines Development, L.L.C.

10.2	Third Amendment to Lease dated December 20, 2002 by and between Onyx Software Corporation and Bellevue Hines Development, L.L.C.

10.3	Form of Registration Rights Agreement to be entered into by Onyx Software Corporation and Bellevue Hines Development, L.L.C.

10.4	Form of Warrant LT-1 to be issued to Bellevue Hines Development, L.L.C.

10.5	Form of Warrant LT-2 to be issued to Bellevue Hines Development, L.L.C.

10.6	Form of Warrant LT-3 to be issued to Bellevue Hines Development, L.L.C.